UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
--------------------------------------------------------------------------------



                                   FORM 8-K/A


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of Earliest Event Reported): November 4, 1999



                             SONIC AUTOMOTIVE, INC.
             (Exact name of registrant as specified in its charter)



           DELAWARE                        1-13395               56-201079
(State or other jurisdiction of   (Commission File Number)    (I.R.S Employer
incorporation or organization)                              Identification No.)



      5401 E. Independence Boulevard, Charlotte, NC              28212
        (Address of principal executive offices)              (Zip Code)


       Registrant's telephone number, including area code: (704) 532-3320


         (Former name, former address and former fiscal year, if changed since last report)

--------------------------------------------------------------------------------

         This Amendment to Current Report on Form 8-K/A amends Sonic's current report on Form 8-K filed with the Securities and Exchange Commission on November 19, 1999 (Date of Report: November 4, 1999).


ITEM 7:  FINANCIAL STATEMENTS AND EXHIBITS.

(A) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED. Beginning on page F-1 of this amendment to Sonic's report on Form 8-K filed November 19, 1999 are the financial statements of Freeland Automotive and the Manhattan Automotive Group for the periods required pursuant to Rule 3-05 of Regulation S-X.

(B) PRO FORMA FINANCIAL INFORMATION. Beginning on page P-1 of this amendment to Sonic's report on Form 8-K filed November 19, 1999 are the unaudited pro forma financial statements reflecting the business combination of Sonic, Freeland Automotive and the Manhattan Automotive Group for the periods required pursuant to Article 11 of Regulation S-X.

(C)      EXHIBITS.


Exhibit
Number            Description of Exhibits
------            -----------------------

23.1              Consent of Deloitte & Touche LLP

99.1* Amended and Restated Asset Purchase Agreement dated as of October 28, 1999 by and among Sonic, Freeland & Schuh, Inc., South Gate Motors, Inc., Freeland Holdings, Inc., George T. Freeland, Bernard G. Freeland and Christopher G. Freeland (incorporated by reference to Exhibit 99.1 to Sonic's Current Report of Form 8-K filed November 19, 1999)

99.2* Agreement and Plan of Merger dated as of April 6, 1999 by and among Sonic, Manhattan Auto, Inc., Joseph Herson, Mollye Mills, John Jaffe and Richard Mills (the "Manhattan Merger Agreement") (incorporated by reference to Exhibit 4.10 to Sonic's Registration Statement on Form S-3 (Registration No. 333-82615) (the "August 1999 Form S-3")).

99.3* Letter Agreement dated as of August 3, 1999 regarding amendment to the Manhattan Merger Agreement (incorporated by reference to Exhibit 4.11 to the August 1999 Form S-3).

99.4* Asset Purchase Agreement dated April 6, 1999 by and among Sonic, L.O.R., Inc., Waldorf Automotive, Inc., Manhattan Imported Cars, Inc. and the stockholders of L.O.R., Waldorf Automotive and Manhattan Imported Cars (incorporated by reference to Exhibit 10.3 to Sonic's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).



*  Filed Previously

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         SONIC AUTOMOTIVE, INC.



Date: January 18, 2000     By:  /s/            Theodore M. Wright
      ----------------         -------------------------------------------------
                                                 THEODORE M. WRIGHT
                                       VICE PRESIDENT-FINANCE, CHIEF FINANCIAL
                                          OFFICER, TREASURER AND SECRETARY
                                    (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)

                         INDEX TO FINANCIAL STATEMENTS



                                                                                            PAGE
                                                                                           -----
FREELAND AUTOMOTIVE
  Independent Auditors' Report ........................................................... F-2
  Balance Sheets at December 31, 1998 and unaudited at September 30, 1999 ................ F-3
  Statements of Income and Net Equity for the Year Ended December 31, 1998 and
    unaudited for the nine months Ended September 30, 1998 and 1999 ...................... F-4
  Statements of Cash Flows for the Year Ended December 31, 1998 and unaudited for the nine months Ended September 30, 1998 and 1999 ........................................ F-5
  Notes to Financial Statements .......................................................... F-6

MANHATTAN AUTOMOTIVE GROUP
  Independent Auditors' Report ........................................................... F-12
  Combined Balance Sheets at December 31, 1998 and unaudited at June 30, 1999 ............ F-13
  Combined Statements of Income for the Year Ended December 31, 1998 and
    unaudited for the six months Ended June 30, 1998 and 1999 ............................ F-14
  Combined Statements of Equity for the Year Ended December 31, 1998 and unaudited for the six months Ended June 30, 1998 and 1999 .......................................... F-15
  Combined Statements of Cash Flows for the Year Ended December 31, 1998 and unaudited for the six months Ended June 30, 1998 and 1999 ...................................... F-16
  Notes to Combined Financial Statements ................................................. F-18


INDEPENDENT AUDITORS' REPORT


To The Board of Directors of
Sonic Automotive, Inc.
Charlotte, North Carolina

We have audited the accompanying balance sheet of Freeland Automotive, a business unit of South Gate Motors, Inc., as of December 31, 1998, and the related statements of income and net equity and cash flows for the year then ended. These financial statements are the responsibility of the management of South Gate Motors, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Freeland Automotive, a business unit of South Gate Motors, Inc., as of December 31, 1998 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared from the separate records of Freeland Automotive, a business unit of South Gate Motors, Inc., and may not necessarily be indicative of the conditions that would have existed or the results of operations that would have occurred had Freeland Automotive been operated as an unaffiliated company.



November 23, 1999

FREELAND AUTOMOTIVE
(A BUSINESS UNIT OF SOUTH GATE MOTORS, INC.)


BALANCE SHEETS
DECEMBER 31, 1998 AND SEPTEMBER 30, 1999
-------------------------------------------------------------------------------------------------------------------

                                                                                 DECEMBER 31,        SEPTEMBER 30,
ASSETS                                                                               1998                 1999
                                                                                                      (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)                                            $ 2,408,605           $ 2,155,473
  Accounts receivable (net of allowance of approximately $136,000
    and $81,000, respectively)                                                    2,016,048             1,011,582
  Inventories, net (Note 2)                                                      12,395,694            12,828,255
  Other current assets                                                              402,123               469,205
                                                                                -----------           -----------
           Total current assets                                                  17,222,470            16,464,515

PROPERTY AND EQUIPMENT, Net (Note 3)                                              8,075,243             8,214,373

RECEIVABLES FROM RELATED PARTIES (Note 5)                                         2,089,612             2,697,207

OTHER ASSETS                                                                         86,796                60,226
                                                                                -----------           -----------

TOTAL ASSETS                                                                    $27,474,121           $27,436,321
                                                                                ===========           ===========

LIABILITIES AND NET EQUITY

CURRENT LIABILITIES:
  Notes payable - floor plan (Note 2)                                           $13,453,935           $11,491,792
  Notes payable - related parties (Note 5)                                          378,333               378,333
  Trade accounts payable                                                          1,278,206             1,683,023
  Accrued payroll and bonuses (Note 5)                                            1,074,197             1,710,955
  Liability for finance chargebacks                                                 460,000               460,000
  Other accrued liabilities                                                         916,932               892,217
  Current maturities - long-term debt (Note 4)                                      361,592               341,095
  Current maturities - capital lease obligations (Note 4)                           128,492               130,000
                                                                                -----------           -----------
           Total current liabilities                                             18,051,687            17,087,415
                                                                                -----------           -----------

LONG-TERM DEBT (Note 4)                                                           6,865,789             6,615,068
                                                                                -----------           -----------

CAPITAL LEASE OBLIGATIONS (Note 4)                                                  223,023               212,779
                                                                                -----------           -----------

NOTES PAYABLE - Stockholder (Note 5)                                              1,617,241             1,464,069
                                                                                -----------           -----------

COMMITMENTS AND CONTINGENCIES (Notes 5 and 7)

NET EQUITY (Note 1)                                                                 716,381             2,056,990
                                                                                -----------           -----------

TOTAL LIABILITIES AND NET EQUITY                                                $27,474,121           $27,436,321
                                                                                ===========           ===========

See notes to financial statements.

FREELAND AUTOMOTIVE
(A BUSINESS UNIT OF SOUTH GATE MOTORS, INC.)


STATEMENTS OF INCOME AND NET EQUITY
YEAR ENDED DECEMBER 31, 1998 AND NINE MONTHS ENDED
SEPTEMBER 30, 1998 AND 1999
-------------------------------------------------------------------------------------------------------------------
                                                           DECEMBER 31,                  SEPTEMBER 30,
                                                                            ----------------------------------------
                                                               1998                1998                1999
                                                                                           (Unaudited)

REVENUES (Note 1):
  Vehicle sales                                          $ 107,280,833          $  79,092,477          $  91,310,802
  Parts and service                                         12,528,222              9,235,536             10,485,012
  Finance and insurance                                      5,416,941              4,051,331              4,494,697
                                                         -------------          -------------          -------------

           Total revenues                                  125,225,996             92,379,344            106,290,511

COST OF SALES (Note 1)                                     108,740,505             79,851,509             92,160,535
                                                         -------------          -------------          -------------

GROSS PROFIT                                                16,485,491             12,527,835             14,129,976

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES                                                  13,952,790             10,565,230             11,118,273

DEPRECIATION AND AMORTIZATION                                  330,151                225,248                265,808
                                                         -------------          -------------          -------------

OPERATING INCOME                                             2,202,550              1,737,357              2,745,895
                                                         -------------          -------------          -------------

OTHER (INCOME) EXPENSES:
  Interest expense - floor plan (Note 2)                     1,095,464                832,905                871,893
  Interest expense, net (Note 5)                               820,339                635,701                591,943
  Other expenses (income)                                        7,742                  3,098                (58,550)
                                                         -------------          -------------          -------------

           Total other expense                               1,923,545              1,471,704              1,405,286
                                                         -------------          -------------          -------------

NET INCOME                                                     279,005                265,653              1,340,609

NET EQUITY:
  Beginning of period                                          437,376                437,376                716,381
                                                         -------------          -------------          -------------

  End of period                                          $     716,381          $     703,029          $   2,056,990
                                                         =============          =============          =============

PRO FORMA PROVISION FOR INCOME
  TAXES (Unaudited) (Note 1)                             $     110,300          $     105,000          $     529,600
                                                         =============          =============          =============

PRO FORMA NET INCOME (Unaudited)
  (Note 1)                                               $     168,705          $     160,653          $     811,009
                                                         =============          =============          =============

See notes to financial statements.

FREELAND AUTOMOTIVE
(A BUSINESS UNIT OF SOUTH GATE MOTORS, INC.)

STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1998 AND NINE MONTHS ENDED
SEPTEMBER 30, 1998 AND 1999
-------------------------------------------------------------------------------------------------------------------

                                                                      DECEMBER 31,           SEPTEMBER 30,
                                                                                    -------------------------------
                                                                         1998            1998               1999
                                                                                              (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                           $   279,005    $   265,653    $ 1,340,609
                                                                       -----------    -----------    -----------
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation and amortization                                          330,151        225,248        265,808
    Loss on disposal of property and equipment                              20,154         20,154
    Changes in assets and liabilities that relate to operations:
      Decrease in accounts receivable                                      236,562      1,452,483        878,292
      Increase in inventories                                             (452,796)      (590,762)      (432,561)
      (Increase) decrease in other current assets                           11,010          9,143        (67,082)
      (Increase) decrease in other assets                                   20,299        (13,559)         1,178
      Increase (decrease) in trade accounts payable and
        accrued liabilities                                               (846,427)      (353,969)     1,143,034
                                                                       -----------    -----------    -----------
           Total adjustments                                              (681,047)       748,738      1,788,669
                                                                       -----------    -----------    -----------
           Net cash provided by (used in) operating
             activities                                                   (402,042)     1,014,391      3,129,278
                                                                       -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                     (526,171)      (350,683)      (379,546)
  Receivables from related parties                                        (523,197)    (1,394,235)      (607,595)
                                                                       -----------    -----------    -----------
           Net cash used in investing activities                        (1,049,368)    (1,744,918)      (987,141)
                                                                       -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in notes payable - floor plan                        857,274       (765,472)    (1,962,143)
  Proceeds from long-term debt                                             300,000        300,000            -
  Payments on long-term debt                                              (307,718)      (245,714)      (271,218)
  Payments on capital lease obligations                                    (36,015)           -           (8,736)
  Payments received from (advanced to) stockholder
    of South Gate Motors, Inc.                                              98,816        257,656       (153,172)
                                                                       -----------    -----------    -----------
           Net cash provided by (used in) financing activities             912,357       (453,530)    (2,395,269)
                                                                       -----------    -----------    -----------
NET DECREASE IN CASH AND CASH
  EQUIVALENTS                                                             (539,053)    (1,184,057)      (253,132)

CASH AND CASH EQUIVALENTS:
  Beginning of period                                                    2,947,658      2,947,658      2,408,605
                                                                       -----------    -----------    -----------

  End of period                                                        $ 2,408,605    $ 1,763,601    $ 2,155,473
                                                                       ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION - Cash paid during the
  period for interest                                                  $ 1,982,457    $ 1,479,382    $ 1,440,238
                                                                       ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING INFORMATION -
  Assets acquired under capital lease obligations                      $   387,530    $         -    $         -
                                                                       ===========    ===========    ===========

See notes to financial statements.

FREELAND AUTOMOTIVE
(A BUSINESS UNIT OF SOUTH GATE MOTORS, INC.)


NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



1.    DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      ORGANIZATION AND BUSINESS - Freeland Automotive ("Freeland") is a business unit of South Gate Motors, Inc. Freeland operates five automobile franchises in the Fort Myers, Florida area. Freeland sells new and used cars and light trucks, sells replacement parts, provides maintenance, warranty services, and arranges related financing and insurance. Freeland's five dealership franchises sells new vehicles manufactured by Mercedes, BMW, Honda, Volkswagon and Nissan. The accompanying financial statements include the historical cost basis assets and related operations of the business unit. Accordingly, the balance sheets contained with the financial statements presents the net equity of the business unit.

      The accompanying financial statements have been prepared from the separate records of Freeland Automotive, a business unit of South Gate Motors, Inc., and may not necessarily be indicative of the conditions that would have existed or the results of operations that would have occurred had Freeland Automotive been operated as an unaffiliated company.

      REVENUE RECOGNITION - Freeland records revenue when vehicles are delivered to customers, and when vehicle service work is performed. Finance and insurance commission revenue is recognized principally at the time the contract is placed with the financial institution.

      Freeland arranges financing for customers through various financial institutions and receives a commission from the lender equal to the difference between the interest rates charged to customers over the predetermined interest rates set by the financing institution. Freeland also receives commissions from the sale of credit life, accident, health and disability insurance and extended service contracts to customers. Freeland may be assessed a chargeback fee in the event of early cancellation of a loan, insurance contract or service contract by the customer. Finance and insurance commission revenue is recorded net of estimated chargebacks at the time the related contract is placed with the financial institution.

      Commission expense related to finance and insurance commission revenue is charged to cost of sales upon recognition of such revenue, net of estimated chargebacks. Estimated commission expense charged to cost of sales was approximately $614,000 for the year ended December 31, 1998.

      DEALER AGREEMENTS - Freeland purchases substantially all of its new vehicles from the manufacturers at the prevailing prices charged by each manufacturer to their franchised dealers. Freeland's sales could be unfavorably impacted by each manufacturers' unwillingness or inability to supply the dealerships with an adequate supply of new vehicle inventory.

      Freeland operates under dealer agreements with each manufacturer. Freeland's dealer agreements give it the exclusive right to sell each manufacturers' product within a given geographic area. Freeland could be materially adversely affected if each manufacturer awards franchises to others in the same market where Freeland is operating. A similar adverse effect could occur if existing competing franchised dealers increase their market share in Freeland's market.

      CASH AND CASH EQUIVALENTS - Freeland considers contracts in transit and all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents. Contracts in transit represent cash in transit to Freeland from finance companies related to vehicle purchases and was approximately $2,401,000 at December 31, 1998.

      INVENTORIES - Inventories of new and used vehicles, including demonstrators, and parts and accessories are valued at the lower of specific cost or market. Cost is determined using the last-in, first-out method ("LIFO") for new and used vehicles, and the first-in, first-out method ("FIFO") for parts and accessories.

      PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation and amortization is computed principally using the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives (in years) is as follows:

                                                                        Useful
                                                                         Lives

          Buildings and improvements                                     5-40
          Leasehold improvements                                         5-40
          Office equipment and fixtures                                   5-7
          Parts and service equipment                                     5-7
          Service units                                                     5

      Expenditures for maintenance and repairs are expensed as incurred. Significant betterments are capitalized.

      INCOME TAXES - South Gate Motors, Inc. is organized as an S Corporation for federal and state income tax purposes. As such, South Gate Motors, Inc.'s taxable income is included in the stockholder's personal income tax return. Accordingly, no provision for federal or state income taxes has been included in Freeland's statement of income and net equity.

      The unaudited pro forma provision for income taxes and the unaudited pro forma net income for the year ended December 31, 1998 reflect amounts that would have been recorded had Freeland's income been taxed for federal and state purposes as if it was a C Corporation.

      ADVERTISING COSTS - Freeland expenses advertising costs in the period incurred. Advertising expenses for the year ended December 31, 1998 were approximately $2,382,000.

      CONCENTRATIONS OF CREDIT RISK - Financial instruments which potentially subject Freeland to concentrations of credit risk consist principally of cash on deposit with financial institutions and accounts receivable. At times, amounts invested with financial institutions may exceed FDIC insurance limits. Concentrations of credit risk with respect to receivables are limited primarily to automobile manufacturers and financial institutions. Credit risk arising from trade receivables from commercial customers is mitigated by the large number of customers comprising the trade receivables balances. Trade receivables are concentrated in Freeland's market area of Fort Myers, Florida.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - As of December 31, 1998 the fair values of Freeland's financial instruments, including accounts receivable, receivables from related parties, trade accounts payable, notes payable - floor plan, notes payable - related parties, long-term debt, and notes payable - stockholder, approximate their carrying values due to either their short terms to maturity or the existence of interest rates that approximate prevailing market rates.

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

      INTERIM FINANCIAL INFORMATION - The accompanying unaudited financial information for the nine months ended September 30, 1998 and 1999 has been prepared on substantially the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year.

2.    INVENTORIES AND RELATED NOTES PAYABLE - FLOOR PLAN

      Inventories consist of the following:

                                                         DECEMBER 31,       SEPTEMBER 30,
                                                            1998                 1999
                                                                             (Unaudited)
          New and demonstrator vehicles                 $ 10,254,720         $  9,846,899
          Used vehicles                                    3,444,780            4,212,418
          Parts and accessories                              679,299              752,043
                                                        ------------         ------------
                                                          14,378,799           14,811,360
          LIFO reserve                                    (1,983,105)          (1,983,105)
                                                        ------------         ------------

          Inventories, net                              $ 12,395,694         $ 12,828,255
                                                        ============         ============

      Had Freeland used the first-in, first-out method of valuing new and used vehicles, net income would have been approximately $424,000 during the year ended December 31, 1998.

      All new and certain used vehicles are pledged to collateralize floor plan notes payable to financial institutions in the amount of $13,453,935 at December 31, 1998. The floor plan notes bear interest, payable monthly on the outstanding balances at the prime rate (7.75% at December 31, 1998) plus 1%. Total floor plan interest expense was $1,095,464 in 1998. The notes payable are due when the related vehicle is sold. As such, these floor plan notes payable are shown as a current liability in the accompanying balance sheets.


3.    PROPERTY AND EQUIPMENT

      Property and equipment consists of the following:

                                                          DECEMBER 31,       SEPTEMBER 30,
                                                              1998               1999
                                                                             (Unaudited)
          Land                                           $  4,159,309       $  4,159,309
          Buildings and improvements                        3,401,919          3,970,589
          Leasehold improvements                              187,572            187,572
          Office equipment and fixtures                     1,169,965          1,234,830
          Parts and service equipment                         338,897            460,067
          Service units                                         6,790              6,790
          Construction in progress                            387,280                -
                                                         ------------       ------------
                                                            9,651,732         10,019,157
          Less accumulated depreciation and amortization   (1,576,489)        (1,804,784)
                                                         ------------       ------------

          Property and equipment, net                    $  8,075,243       $  8,214,373
                                                         ============       ============

4.    FINANCING ARRANGEMENTS

      Long-term debt consists of the following:

                                                                                             DECEMBER 31,    September 30,
                                                                                                1998             1999
                                                                                                              (unaudited)
       Note payable to PRIMUS Automotive Financial Services, Inc., payable in monthly installments of $46,363 including interest at the prime rate
         (7.75 at December 31, 1998) plus .75%; with remaining principal plus accrued interest due November 2001, collateralized by substantially all
         assets.                                                                               $4,176,087      4,042,630

       Note payable to PRIMUS Automotive Financial Services, Inc., payable in monthly installments of $29,923 including interest at the prime rate plus .75%; with remaining principal plus accrued interest due February
         2002, collateralized by substantially all assets.                                      2,726,036      2,642,630

       Construction note payable to PRIMUS Automotive Financial Services, Inc., payable in monthly installments of $5,000 plus interest at prime rate plus 1.5%, due June 2003, collateralized by accounts receivable, inventories, and property and equipment of Freeland and the assets of a
         related entity.                                                                          275,000        230,000

       Other long-term debt                                                                        50,258         40,903
                                                                                               ----------     ----------
                                                                                                7,227,381      6,956,163
       Less current maturities                                                                   (361,592)      (341,095)
                                                                                               ----------     ----------
       Long-term debt                                                                          $6,865,789     $6,615,068
                                                                                               ----------     ----------


      Future maturities of long-term debt at December 31, 1998 are as follows:

        Year ending December 31:
         1999                                                                                      $   361,592
         2000                                                                                          390,669
         2001                                                                                        4,011,626
         2002                                                                                        2,428,494
         2003                                                                                           35,000
                                                                                                   -----------
        Total                                                                                       $7,227,381
                                                                                                   ===========


      Freeland leases certain office equipment under agreements accounted for as capital leases. Assets under capital leases amounted to approximately $388,000 with accumulated depreciation of approximately $39,000 at December 31, 1998.

      The future minimum lease payments under such capital leases at December 31, 1998 are as follows:

        Year ending December 31:
          1999                                       $ 139,492
          2000                                         152,298
          2001                                          79,261
          2002                                           6,710
          2003                                           2,092
                                                     ---------
              Total minimum lease payments             379,853
        Less amount representing interest              (28,338)
                                                     ---------
              Present value of minimum lease payments  351,515
        Less current maturities                       (128,492)
                                                     ---------

        Total                                        $ 223,023
                                                     =========



5.    RELATED PARTY TRANSACTIONS

      Receivables from related parties includes various notes due from other entities related by common ownership. The notes are classified as noncurrent based on the expected repayment date. The majority of the receivables due from related parties are unsecured and consist of the following:

                                                                                           DECEMBER 31,
                                                                                               1998
       Moss Marine (a business unit of South Gate Motors, Inc.)                            $  733,206
       Freeland and Moore, Inc. d/b/a Harbor Nissan                                           212,719
       Rodgers Cars, Inc. d/b/a Mazda of Ft. Myers                                            627,611
       Other                                                                                  109,788
                                                                                           ----------

       Total                                                                               $1,683,324
                                                                                           ==========

      In addition, receivables from related parties includes a secured note receivable due from Omni Imports of Southwest Florida, Ltd. totaling $406,288 at December 31, 1998. Interest is accrued monthly at 8.5%. Interest income on this note amounted to approximately $28,000 for the year ended December 31, 1998.

      Notes payable to related parties consists primarily of unsecured demand notes payable to Trinity Insurance Company, Ltd. totaling $335,313 at December 31, 1998. Interest is accrued monthly at rates ranging from 6% - 7%. Interest expense on this note amounted to approximately $25,000 for the year ended December 31, 1998. In addition, notes payable to related parties includes a demand note payable of $43,020. Interest is accrued monthly at the prime rate.

      Notes payable to the stockholder of $1,617,241 at December 31, 1998 represents secured loans payable with interest accrued at the prime rate. The notes are due on demand, however, the notes are subordinate to the PRIMUS Automotive Financial Services, Inc. ("PRIMUS") long-term debt (see
      Note 4) and cannot be repaid while the debt to PRIMUS is outstanding. Interest expense amounted to approximately $174,000 for the year ended December 31, 1998.

      Included in accrued payroll and bonuses on the accompanying balance sheets is an accrued bonus to the stockholder of $853,363 at December 31, 1998. The bonus is subordinate to the PRIMUS debt and approval must be obtained prior to payment. The bonus is classified as a current liability based on the expected repayment date.

      Freeland leases certain operating facilities directly from its stockholder under an agreement accounted for as an operating lease. The lease expires in October 2005. In addition, Freeland leases certain operating facilities on a month-to-month basis from an entity related via common ownership.

      Future minimum rental payments required under noncancelable operating leases at December 31, 1998 are as follows:

          Year ending December 31:
             1999                                                   $ 95,400
             2000                                                     95,400
             2001                                                     95,400
             2002                                                     95,400
             2003                                                     95,400
             Thereafter                                              174,900
                                                                     -------

          Total                                                     $651,900
                                                                    ========

      Rent expense under the above operating leases was approximately $151,000 during the year ended December 31, 1998. In addition, Freeland paid real estate taxes of approximately $104,000 on the above leases during the year ended December 31, 1998.


6.    EMPLOYEE BENEFIT PLAN

      Freeland has a qualified 401(k) Profit Sharing Plan (the "Plan"), whereby substantially all of the employees of Freeland meeting certain service requirements are eligible to participate. Freeland's contributions to the Plan were approximately $27,000 during the year ended December 31, 1998.


7.    CONTINGENCIES

      Freeland is exposed to unasserted claims encountered in the normal course of business. In the opinion of management, on the advice of legal counsel, the resolution of these matters will not have a materially adverse effect on Freeland's financial position or future results of operations and cash flows.


8.    SUBSEQUENT EVENT (UNAUDITED)

      Effective November 4, 1999, South Gate Motors, Inc. sold substantially all of the operating assets of Freeland to Sonic Automotive, Inc. for a total purchase price of approximately $25 million, paid in cash, plus the assumption of certain liabilities. No effects of the asset sale are reflected in the accompanying financial statements.


                                    ********

INDEPENDENT AUDITORS' REPORT


To The Board of Directors of
  Sonic Automotive, Inc.
Charlotte, North Carolina

We have audited the accompanying combined balance sheet of Manhattan Automotive Group (the "Company"), which is under common ownership and management, as of December 31, 1998, and the related combined statements of income, equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Company as of December 31, 1998 and the combined results of its operations and its combined cash flows for the year then ended in conformity with generally accepted accounting principles.



August 13, 1999

MANHATTAN AUTOMOTIVE GROUP


COMBINED BALANCE SHEETS
DECEMBER 31, 1998 AND JUNE 30, 1999
-------------------------------------------------------------------------------------------------------------------------

                                                                                       DECEMBER 31,          JUNE 30,
                                                                                           1998                1999
                                                                                                            (UNAUDITED)
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents (Note 1)                                                    $ 7,987,140        $ 6,590,534
  Accounts receivable (net of allowance of approximately $7,000)                          3,139,088          3,444,428
  Inventories, net (Note 2)                                                              11,454,990         11,886,336
  Other current assets                                                                      552,101             58,687
                                                                                            --------           -------
           Total current assets                                                          23,133,319         21,979,985

PROPERTY AND EQUIPMENT, Net (Note 3)                                                        661,792            657,197

NOTES RECEIVABLE FROM AFFILIATES (Note 5)                                                 2,131,204          2,131,011

OTHER ASSETS (Note 7)                                                                       880,765            890,765
                                                                                            --------           -------

TOTAL ASSETS                                                                            $26,807,080       $ 25,658,958
                                                                                        ============      ============

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
  Notes payable - floor plan (Note 2)                                                    $ 8,923,882        $ 7,642,106
  Notes payable to related parties (Note 5)                                                  378,975             28,090
  Trade accounts payable                                                                   1,531,810            739,481
  Accrued payroll and bonuses                                                              1,207,205            167,299
  Dividends payable                                                                                -          3,400,000
  Liability for finance chargebacks                                                          203,400            203,400
  Other accrued liabilities                                                                  373,577            935,084
                                                                                            --------            -------
           Total current liabilities                                                      12,618,849         13,115,460
                                                                                         -----------         ----------

COMMITMENTS AND CONTINGENCIES (Notes 5 and 8)

EQUITY (Note 4):
  Net assets of business unit                                                                566,847            872,254
  Common stock of combined companies                                                          33,560             33,560
  Paid-in capital                                                                          1,720,264          1,720,264
  Retained earnings                                                                       11,867,560          9,917,421
                                                                                         -----------        ----------
           Total equity                                                                   14,188,231         12,543,498
                                                                                         -----------        ----------

TOTAL LIABILITIES AND EQUITY                                                             $26,807,080       $ 25,658,958
                                                                                        ============       ============


See notes to combined financial statements.


MANHATTAN AUTOMOTIVE GROUP


COMBINED STATEMENTS OF INCOME
YEAR ENDED DECEMBER 31, 1998 AND SIX MONTHS ENDED JUNE 30, 1998 AND 1999
---------------------------------------------------------------------------------------------------------------------------

                                                                   DECEMBER 31,                         JUNE 30,
                                                                                           --------------------------------
                                                                       1998                   1998                1999
                                                                                                      (UNAUDITED)
REVENUES (Note 1):
  Vehicle sales                                                       $ 135,037,497        $ 62,107,706        $ 74,334,313
  Parts, service and collision repair                                    18,793,794           9,193,264           9,575,791
  Finance and insurance                                                     989,792             600,323             635,992
                                                                      -------------        ------------        ------------

           Total revenues                                               154,821,083          71,901,293          84,546,096

COST OF SALES (Note 1)                                                  133,975,188          62,050,946          73,948,994
                                                                      -------------        ------------        ------------

GROSS PROFIT                                                             20,845,895           9,850,347          10,597,102

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
  EXPENSES                                                               14,530,114           7,354,280           6,402,117

DEPRECIATION AND AMORTIZATION                                               174,835              79,448              78,006
                                                                      -------------        ------------        ------------

OPERATING INCOME                                                          6,140,946           2,416,619           4,116,979
                                                                      -------------        ------------        ------------

OTHER INCOME (EXPENSE):
  Interest expense - floor plan (Note 2)                                   (513,786)           (247,968)           (315,593)
  Interest income, net (Note 5)                                             236,820             104,981              67,367
  Other income, net                                                         119,301              26,175              67,814
                                                                      -------------        ------------        ------------

           Total other expense                                             (157,665)           (116,812)           (180,412)
                                                                      -------------        ------------        ------------

INCOME BEFORE INCOME TAXES                                                5,983,281           2,299,807           3,936,567

PROVISION FOR INCOME TAXES (Notes 1 and 7)                                  527,000              53,800             604,300
                                                                      -------------        ------------        ------------

NET INCOME                                                              $ 5,456,281         $ 2,246,007         $ 3,332,267
                                                                      =============        ============        ============


PRO FORMA PROVISION FOR ADDITIONAL INCOME
  TAXES (Unaudited) (Note 1)                                            $ 1,819,000         $   848,000         $   939,300
                                                                      =============        ============        ============

PRO FORMA NET INCOME (Unaudited) (Note 1)                               $ 3,637,281         $ 1,398,007        $  2,392,967
                                                                      =============        ============        ============


See notes to combined financial statements.

MANHATTAN AUTOMOTIVE GROUP


COMBINED STATEMENTS OF EQUITY (NOTE 4)
YEAR ENDED DECEMBER 31, 1998 AND SIX MONTHS ENDED JUNE 30, 1998
-------------------------------------------------------------------------------------------------------------------

                                                        Common
                                      Net Assets        Stock of        Additional
                                      of Business       Combined         Paid-in           Retained            Total
                                         Unit           Companies        Capital           Earnings            Equity

BALANCE AT JANUARY 1, 1998             $117,981         $33,560         $1,720,264        $ 7,649,145        $ 9,520,950
  Dividends declared                          -               -                  -           (789,000)          (789,000)
  Net income                            448,866               -                  -          5,007,415          5,456,281
                                       --------         -------         ----------        -----------        ------------

BALANCE AT DECEMBER 31, 1998           $566,847         $33,560         $1,720,264        $11,867,560        $14,188,231
  Dividends declared (unaudited)              -               -                  -         (4,977,000)        (4,977,000)
  Net income (unaudited)                305,407               -                  -        $ 3,026,860        $ 3,332,267
                                       --------         -------         ----------        -----------        ------------

BALANCE AT JUNE 30, 1999 (unaudited)   $872,254         $33,560         $1,720,264        $ 9,917,421        $12,543,498
                                       =========        =======        ===========        ============       ============



See notes to combined financial statements.

MANHATTAN AUTOMOTIVE GROUP


COMBINED STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1998 AND SIX MONTHS ENDED JUNE 30, 1998 AND 1999
------------------------------------------------------------------------------------------------------------------------

                                                                      DECEMBER 31,                    JUNE 30,
                                                                                         ------------------------------
                                                                          1998               1998               1999
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                          $ 5,456,281        $ 2,246,007        $ 3,332,267
                                                                      -----------        -----------        -----------
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization                                         174,835             79,448             78,006
    Deferred income taxes                                                 (10,000)           (10,000)           (10,000)
    Changes in assets and liabilities that relate to operations:
      Increase in accounts receivable                                  (1,018,388)          (770,788)          (305,340)
      Increase (decrease) in inventories                                 (640,714)           977,490           (431,346)
      Increase in other current assets                                   (351,447)          (196,173)           493,414
      Increase (decrease) in trade accounts payable and                   922,866            850,559         (1,270,728)
       accrued liabilities                                            ------------       -----------        -----------
           Total adjustments                                             (922,848)           930,536         (1,445,994)
                                                                      ------------       -----------        -----------
           Net cash provided by operating activities                    4,533,433          3,176,543          1,886,273
                                                                      ------------       -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                    (196,663)           (76,470)           (73,411)
  Notes receivable from affiliates, net                                (1,704,695)          (982,796)               193
                                                                      ------------       -----------        -----------
           Net cash used in investing activities                       (1,901,358)        (1,059,266)           (73,218)
                                                                      ------------       -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in notes payable - floor plan                     2,507,260           (809,129)        (1,281,776)
  Payments on notes payable to related parties                           (215,231)           (18,486)          (350,885)
  Dividends to stockholders                                              (789,000)          (456,000)        (1,577,000)
                                                                      ------------       -----------        -----------
           Net cash provided by (used in) financing activities          1,503,029         (1,283,615)        (3,209,661)
                                                                      ------------       -----------        -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                               4,135,104            833,662         (1,396,606)

CASH AND CASH EQUIVALENTS:
  Beginning of period                                                   3,852,036          3,852,036          7,987,140
                                                                      ------------       -----------        -----------

  End of period                                                       $ 7,987,140       $  4,685,698        $ 6,590,534
                                                                      ===========       ============        ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
    Cash paid during the period for:
      Interest                                                        $   533,860       $    260,474        $   317,659
                                                                      ===========       ============        ===========
      Income taxes                                                    $   886,000       $    258,000        $   515,000
                                                                      ===========       ============        ===========


See notes to combined financial statements.

MANHATTAN AUTOMOTIVE GROUP


COMBINED STATEMENTS OF CASH FLOWS (CONTINUED)
YEAR ENDED DECEMBER 31, 1998 AND SIX MONTHS ENDED JUNE 30, 1998 AND 1999
----------------------------------------------------------------------------------------------------

                                                       DECEMBER 31,              JUNE 30,
                                                                         ------------------------
                                                           1998           1998           1999
                                                                               (UNAUDITED)

SUPPLEMENTAL DISCLOSURES OF NONCASH
  FINANCING INFORMATION:
    Dividends declared                                $ -             $ -        $ 3,400,000
                                                      ====            ====       ===========


See notes to combined financial statements.

MANHATTAN AUTOMOTIVE GROUP


NOTES TO COMBINED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------------------------------------------



1.    DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      ORGANIZATION AND BUSINESS - Manhattan Automotive Group (the "Company") operates four automobile dealerships in the Washington, D.C. area. The
      Company sells new and used cars and light trucks, sells replacement parts, provides maintenance, warranty services, paint and repair services and arranges related financing and insurance. The Company's four vehicle dealership locations sell new vehicles manufactured by Lexus, BMW, Porche, Audi, Nissan and Jeep.

      The accompanying combined financial statements include the accounts of the following businesses:

                          NAME                            LOCATION           STRUCTURE            YEAR END
        L.O.R., Inc (DBA: Lexus of Rockville)            Rockville, MD        S Corporation        December 31
        Rockville Porsche/Audi (A business unit of       Rockville, MD             N/A             December 31
        Manhattan Imported Cars, Inc.)
        Manhattan Auto, Inc. (DBA: BMW of Fairfax)       Fairfax, VA          C Corporation        November 30
        Waldorf Automotive, Inc. (DBA: Nissan-Jeep of    Waldorf, MD          S Corporation        December 31
        Waldorf)

      The combined financial statements have been prepared in connection with the acquisition of the above businesses by Sonic Automotive, Inc. (see
      Note 9). The accompanying combined financial statements reflect the financial position, results of operations, and cash flows of each of the above listed businesses. The combination of these businesses has been accounted for at historical cost in a manner similar to a pooling-of-interests because the businesses are under common management and control. Rockville Porsche/Audi is not organized as a separate legal entity. Accordingly, the accompanying combined balance sheet present only the net equity of the business unit. All material intercompany transactions have been eliminated.

      REVENUE RECOGNITION - The Company records revenue when vehicles are delivered to customers, and when vehicle service work is performed. Finance and insurance commission revenue is recognized principally at the time the contract is placed with the financial institution.

      The Company arranges financing for customers through various financial institutions and receives a commission from the lender equal to the difference between the interest rates charged to customers over the predetermined interest rates set by the financing institution. The Company also receives commissions from the sale of credit life, accident, health and disability insurance and extended service contracts to customers. The Company may be assessed a chargeback fee in the event of early cancellation of a loan, insurance contract or service contract by the customer. Finance and insurance commission revenue is recorded net of estimated chargebacks at the time the related contract is placed with the financial institution.

      Commission expense related to finance and insurance commission revenue is charged to cost of sales upon recognition of such revenue, net of estimated chargebacks. Estimated commission expense charged to cost of sales was approximately $477,000 for the year ended December 31, 1998.

      DEALER AGREEMENTS - The Company purchases substantially all of its new vehicles from the manufacturers at the prevailing prices charged by each manufacturer to their franchised dealers. The Company's sales could be unfavorably impacted by each manufacturers' unwillingness or inability to supply the dealerships with an adequate supply of new vehicle inventory.

      The Company operates under dealer agreements with each manufacturer. The Company's dealer agreements give it the exclusive right to sell each manufacturers' product within a given geographic area. The Company could be materially adversely affected if other manufacturers award franchises to dealers in the same market where the Company is operating. A similar adverse effect could occur if existing competing franchised dealers increase their market share in the Company's market.

      CASH AND CASH EQUIVALENTS - The Company considers contracts in transit and all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents. Contracts in transit represent cash in transit to the Company from finance companies related to vehicle purchases and was approximately $1,150,000 at December 31, 1998.

      INVENTORIES - Inventories of new and used vehicles, including demonstrators, and parts and accessories are valued at the lower of cost or market. Cost is determined using the last-in, first-out method ("LIFO") for new vehicles, the specific identification method for used vehicles, and the first-in, first-out method ("FIFO") for all other inventories.

      PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation and amortization is computed principally using the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives (in years) is as follows:



                                                                 USEFUL
                                                                  LIVES

          Buildings and improvements                              20-40
          Office equipment and fixtures                            7-10
          Parts and service equipment                              7-15
          Company vehicles                                          3-5


      Expenditures for maintenance and repairs are expensed as incurred. Significant betterments are capitalized.

      INCOME TAXES - Manhattan Auto, Inc. is organized as a C Corporation subject to both federal and state income taxes. Rockville Porsche/Audi is included in the federal and state income tax returns of Manhattan Imported Cars, Inc. Current income taxes are allocated to Rockville Porshe/Audi based on the business unit's taxable income to the total taxable income of Manhattan Imported Cars, Inc. L.O.R., Inc. and Waldorf Automotive, Inc. are organized as S Corporations for federal and state income tax purposes. As such, the provision for income taxes in the accompanying combined financial statements only includes federal and state income taxes for Manhattan Auto, Inc. and Rockville Porsche/Audi.

      Deferred taxes are determined using an asset and liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax basis of assets and liabilities. This method gives immediate effect to changes in income tax laws upon enactment. A valuation allowance is established when necessary to reduce deferred tax assets to amounts that are expected to be realized.

      The unaudited pro forma provision for additional income taxes and the unaudited pro forma net income for the year ended December 31, 1998 reflect estimated amounts that would have been recorded had L.O.R., Inc. and Waldorf Automotive, Inc.'s income been taxed for federal and state purposes as if they were C Corporations.

      ADVERTISING COSTS - The Company expenses advertising costs in the period incurred. Advertising expenses for the year ended December 31, 1998 were approximately $573,000.

      CONCENTRATIONS OF CREDIT RISK - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash on deposit with financial institutions and accounts receivable. At times, amounts invested with financial institutions may exceed FDIC insurance limits. Concentrations of credit risk with respect to receivables are limited primarily to automobile manufacturers and financial institutions. Credit risk arising from trade receivables from commercial customers is mitigated by the large number of customers comprising the trade receivables balances. Trade receivables are concentrated in the Company's market areas in Northern Virginia and Maryland.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - As of December 31, 1998 the fair values of the Company's financial instruments including accounts receivable, notes receivable from affiliates, notes payable - floor plan, trade accounts payable and notes payable to related parties, approximate their carrying values due to either their short-term maturity or the existence of interest rates that approximate prevailing market rates.

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      INTERIM FINANCIAL INFORMATION - The accompanying unaudited combined financial information for the six months ended June 30, 1998 and 1999 has been prepared on substantially the same basis as the audited combined financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year.

2.    INVENTORIES AND RELATED NOTES PAYABLE - FLOOR PLAN

      Inventories consist of the following:

                                                  DECEMBER 31,        JUNE 30,
                                                     1998              1999
                                                                    (unaudited)

          New and demonstrator vehicles           $ 8,774,340      $ 9,120,343
          Used vehicles                             3,026,537        3,360,588
          Parts and accessories                     1,778,300        1,529,592
                                                ---------------  --------------
                                                   13,579,177       14,010,523
          LIFO reserve                             (2,124,187)      (2,124,187)
                                                ---------------  --------------

          Inventories, net                        $11,454,990      $11,886,336
                                                ===============  ==============

      During the year ended December 31, 1998, new vehicle inventory quantities were reduced, resulting in a liquidation of LIFO inventory values. The liquidation increased pre-tax income by approximately $239,000. Had the Company used the first-in, first-out method of valuing new vehicles and certain parts and accessories, pretax income would have been approximately $5,744,000 in 1998.

      All new and certain used vehicles are pledged to collateralize floor plan notes payable to financial institutions totaling $8,923,882 at December 31, 1998. The floor plan notes bear interest, payable monthly on the outstanding balances at rates ranging from prime minus .25% to LIBOR plus 2% (prime rate was 7.75% at December 31, 1998 and LIBOR was 5.62% at December 31, 1998). Total floor plan interest expense was $513,786 in 1998. The notes payable are due when the related vehicle is sold. As such, these floor plan notes payable are shown as a current liability in the accompanying combined balance sheets.


3.    PROPERTY AND EQUIPMENT

      Property and equipment consists of the following:


                                                     DECEMBER 31,      JUNE 30,
                                                         1998            1999
                                                                     (unaudited)

          Buildings and improvements                 $ 630,209        $ 669,327
          Office equipment and fixtures                340,607          346,253
          Parts and service equipment                  660,322          664,267
          Company vehicles                             386,108          414,108
          Construction in process                       13,647           13,647
                                                  -------------    ------------
                                                     2,030,893        2,107,602
          Less accumulated depreciation
            and amortization                        (1,369,101)      (1,450,405)
                                                  -------------    ------------
          Property and equipment, net                $ 661,792        $ 657,197
                                                  =============    ============



4.    COMBINED EQUITY

      The capital structure of the businesses included in the combined financial statements of the Company at December 31, 1998 and June 30 1999 is as follows:

                                                                          DECEMBER 31, 1998
                                             ---------------------------------------------------------------------------------------
                                                                   COMMON STOCK
                                             ----------------------------------------------------------
                                                                                 SHARES                  ADDITIONAL
                                                     PAR           SHARES      ISSUED AND                   PAID-IN        RETAINED
                                                    VALUE       AUTHORIZED     OUTSTANDING     AMOUNT       CAPITAL        EARNINGS


          L.O.R., Inc.                               $  1          1,000          1,000    $     1,000    $   599,000    $ 4,997,310
          Manhattan Auto, Inc.                        100            500            316         31,560        122,264      5,423,892
          Waldorf Automotive, Inc.                      1          1,000          1,000          1,000        999,000      1,446,358
          Rockville Porsche/Audi (Note 1)               -              -              -              -              -              -
                                                                                           -----------    -----------    -----------
          Total                                                                            $    33,560    $ 1,720,264    $11,867,560
                                                                                           ===========    ===========    ===========


                                                                              30-JUN-99 (unaudited)
                                             ---------------------------------------------------------------------------------------
                                                              COMMON STOCK
                                             ----------------------------------------------------
                                                                             SHARES                     ADDITIONAL      RETAINED
                                                  PAR         SHARES       ISSUED AND                    PAID-IN        EARNINGS
                                                 VALUE     AUTHORIZED      OUTSTANDING       AMOUNT      CAPITAL        (DEFICIT)


          L.O.R., Inc.                            $  1          1,000          1,000    $     1,000    $   599,000    $ 3,669,066
          Manhattan Auto, Inc.                     100            500            316         31,560        122,264      6,964,981
          Waldorf Automotive, Inc.                   1          1,000          1,000          1,000        999,000       (112,327)
          Rockville Porsche/Audi (Note 1)            -              -              -              -              -              -
                                                                                        -----------    -----------    -----------

          Total                                                                             $33,560    $ 1,720,264    $10,521,720
                                                                                        ===========    ===========    ===========

5.    RELATED PARTY TRANSACTIONS

      The Company has notes receivable from various affiliated entities amounting to $2,131,204 at December 31, 1998. The notes bear interest at rates ranging from 6% - 7%. The notes are uncollateralized and are classified as noncurrent based on the expected repayment date. Interest income from these notes was approximately $125,000 for the year ended December 31, 1998.

      In addition, the Company has notes payable to related parties of $378,975 at December 31, 1998. The notes bear interest at 7%. The notes are unsecured and are classified as noncurrent based on the expected repayment date. Interest expense on these notes was approximately $25,000 for the year ended December 31, 1998.

      The Company leases certain operating facilities directly from stockholders of the combining companies or from entities which are owned by those stockholders. The leases expire at various dates through August 2002. Rent expense under these related party leases was approximately $575,000 during the year ended December 31, 1998.

      In addition, the Company has other facilities and equipment with leases expiring at various dates through September 2003. Future minimum rental payments required under noncancelable operating leases at December 31, 1998 are as follows:

                                                                              Related
                                                                               Party            Other             Total
          Year ending December 31:
            1999                                                            $  758,988        $ 590,466        $1,349,454
            2000                                                               758,998          620,466         1,379,464
            2001                                                               661,992          429,359         1,091,351
            2002                                                               252,000            7,022           259,022
            2003                                                                     -            5,266             5,266
                                                                            ----------       ----------       -----------

          Total                                                             $2,431,978       $1,652,579        $4,084,557
                                                                            ==========      ===========        ==========


      Rent expense under all operating leases was approximately $1,300,000 during the year ended December 31, 1998.


6.    EMPLOYEE BENEFIT PLAN

      The combining companies each have a qualified 401(k) Profit Sharing Plan (the "Plan"), whereby substantially all of the employees meeting certain service requirements are eligible to participate. The combined contributions to the plans were approximately $148,000 during the year ended December 31, 1998.


7.    INCOME TAXES

      The provision for income taxes consists of the following components for the year ended December 31, 1998:

          Current:
            Federal                                              $451,000
            State                                                  86,000
                                                                 --------
                                                                  537,000

          Deferred:
            Federal                                                (8,800)
            State                                                  (1,200)
                                                                 --------
                                                                  (10,000)
                                                                 --------
          Total                                                  $527,000
                                                                 ========

      The reconciliation of the statutory federal income tax rate with the Company's federal and state overall effective income tax rate is as follows for the year ending December 31, 1998:

          Statutory federal rate                                 34.00%
          State income taxes                                      3.41
          Miscellaneous                                           1.77
                                                                 -----

          Effective income tax rate                              39.18%
                                                                 =====

      Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

      A net deferred income tax asset totaling $70,000, included in "other assets" on the accompanying balance sheet at December 31, 1998, relates primarily to depreciation and deferred extended warranty costs.


8.    CONTINGENCIES

      The Company is involved in various legal proceedings incurred in the normal course of business. Management, on the advice of legal counsel, believes that the outcome of such proceedings will not have a materially adverse effect on the Company's financial position or future results of operations and cash flows.


9.    SALE AGREEMENTS (UNAUDITED)

      Effective August 3, 1999, Sonic Automotive, Inc. ("Sonic") purchased substantially all of the operating assets of L.O.R., Inc., Rockville Porsche/Audi (a business unit of Manhattan Imported Cars, Inc.), and Waldorf Automotive, Inc. for a total combined purchase price of $23.7 million, payable in cash and common stock, plus the assumption of certain liabilities.

      In addition, Sonic purchased the outstanding common stock of Manhattan Auto, Inc. for $10.5 million plus the net book value of the purchased assets and assumed liabilities. The total purchase price is payable in common stock with an aggregate market price of $18 million at the date of closing.



                                    ********

                 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated statements of income for the year ended December 31, 1998 and the nine months ended September 30, 1999 reflect the historical accounts of Sonic for those periods, adjusted giving effect to the following events as if those events had occurred on January 1, 1998:

o    the following acquisitions completed by Sonic:

     ACQUISITION                                                  DATE
     -----------                                                  ----
     Casa Ford of Houston, Inc.............................    May 1998
     Hatfield Automotive Group.............................    July 1998
     Higginbotham Automotive Group.........................    August 1998
     Williams Automotive Group.............................    January 1999
     Global Imports........................................    February 1999
     Economy Honda Cars....................................    February 1999
     Lloyd Automotive Group................................    May 1999
     Newsome Automotive Group..............................    May 1999
     Lute Riley Motors, Inc................................    July 1999
     Manhattan Automotive Group............................    August 1999
     Freeland Automotive...................................    November 1999

o Sonic's underwritten offering of its senior subordinated notes in July 1998 and the application of the net offering proceeds and

o Sonic's underwritten offering of Class A common stock in May 1999 and the application of the net offering proceeds.

     The following unaudited pro forma consolidated balance sheet as of September 30, 1999 reflects the historical accounts of Sonic as of that date as adjusted to give pro forma effect to the acquisition of Freeland Automotive in November 1999 as if the acquisition were completed on September 30, 1999.


     The unaudited pro forma consolidated financial data and accompanying notes should be read in conjunction with the consolidated financial statements of the Manhattan Automotive Group and Freeland Automotive, which are included in this filing, as well as the consolidated financial statements of Sonic, Casa Ford of Houston, Inc., Hatfield Automotive Group, Higginbotham Automotive Group, Williams Automotive Group, Economy Honda Cars, Inc., Global Imports, Inc., Newsome Automotive Group, Lloyd Automotive Group, Lute Riley Motors, Inc., all of which have been included in previous filings by Sonic. The unaudited pro forma consolidated financial data and accompanying notes do not give effect to the sale of Cleveland Village Honda nor the following completed acquisitions, or the financing of those acquisitions, because these transactions are not required to be presented in accordance with Securities and Exchange Commission rules:

     ACQUISITION                                                    DATE
     -----------                                                    ----
     Century BMW...........................................    April 1998
     Heritage Lincoln-Mercury..............................    April 1998
     Capitol Chevrolet and Imports, Inc. ..................    April 1998
     Ron Craft Chevrolet-Cadillac-Oldsmobille..............    November 1998
     Ron Craft Chrysler Plymouth Jeep......................    November 1998
     Tampa Volvo...........................................    December 1998
     Infiniti of Charlotte.................................    January 1999
     Rally Mitsubishi......................................    February 1999
     Bondeson Chevrolet Oldsmobile Cadillac................    April 1999
     Sam White Motor City..................................    April 1999
     Fitzgerald Chevrolet..................................    May 1999
     Superior Oldsmobile-Cadillac-GMC......................    June 1999
     Classic Dodge.........................................    July 1999
     Southlake Volvo.......................................    July 1999
     Ben Reading Buick.....................................    August 1999
     Charleston Lincoln-Mercury............................    August 1999
     Shottenkirk Honda.....................................    August 1999
     Altman Dodge..........................................    October 1999
     Joe Camp Ford.........................................    October 1999
     Integrity Dodge.......................................    October 1999
     Village Volvo.........................................    November 1999

     Sonic believes that the assumptions used in the following statements provide a reasonable basis on which to present the unaudited pro forma financial data. The unaudited pro forma consolidated financial data are provided for informational purposes only and should not be construed to be indicative of Sonic's financial condition, results of operations or covenant compliance had the transactions and events described above been consummated on the dates assumed, and are not intended to project Sonic's financial condition on any future date or its results of operation for any future period.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                                                                       Pro Forma
                                                                                                      Adjustments
                                                                                                        for the
                                                Sonic           Sonic      Manhattan                 Acquisitions        Combined
                                              Historical     Acquisitions  Automotive     Freeland   and the Notes          Pro
                                                 (a)             (b)         Group       Automotive     Offering           Forma
                                            -------------    ----------     ----------   ----------   ----------       -------------
Revenues:
     Vehicle sales.......................... $ 1,407,030     $ 792,024      $ 135,037    $ 106,629          $ -          $ 2,440,720
     Parts, service, and collision repair...     162,660       119,369         18,794       12,270            -              313,093
     Finance and insurance..................      34,011        19,399            990        5,402         (240)  (c)         59,586
                                                                                                             24   (d)
                                            -------------    ----------     ----------   ----------   ----------       -------------
          Total Revenues....................   1,603,701       930,792        154,821      124,301         (216)           2,813,399
Cost of Sales...............................   1,396,259       810,481        133,975      107,991         (382)  (e)      2,448,324
                                            -------------    ----------     ----------   ----------   ----------       -------------
Gross Profit................................     207,442       120,311         20,846       16,310          166              365,075
Selling, general & administrative expenses..     150,130        91,819         14,530       13,760          (82)  (c)        266,134
                                                                                                         (8,923)  (f)
                                                                                                          4,900   (g)
Management bonus............................           -         3,181              -            -       (3,181)  (f)              -
Depreciation and amortization...............       4,607         3,579            175          297       (1,173)  (g)         12,697
                                                                                                           (139)  (h)
                                                                                                          5,351   (i)
                                            -------------    ----------     ----------   ----------   ----------       -------------
Operating income............................      52,705        21,732          6,141        2,253        3,413               86,244
Interest expense, floorplan.................      14,096         5,927            514        1,073         (994)  (j)         20,616
Interest expense, other.....................       9,395           797           (237)         820         (981)  (g)         22,713
                                                                                                           (967)  (k)
                                                                                                         13,886   (l)
Other income................................         426           602            119            6            -                1,153
                                            -------------    ----------     ----------   ----------   ----------       -------------
Income before income taxes..................      29,640        15,610          5,983          366       (7,531)              44,068
Provision for income taxes..................      11,083         1,508            527            -       (3,072)  (m)         16,345
                                                                                                          6,299   (n)
                                            -------------    ----------     ----------   ----------   ----------       -------------
Net Income..................................    $ 18,557      $ 14,102        $ 5,456        $ 366    $ (10,758)            $ 27,723
                                            =============    ==========     ==========   ==========   ==========       =============
Basic net income per share..................      $ 0.81                                                                      $ 0.89
                                            =============                                                              =============
Weighted average common shares
     outstanding - basic (o)................      22,852                                                                      31,188
                                            =============                                                              =============
Diluted net income per share................      $ 0.74                                                                      $ 0.74
                                            =============                                                              =============
Weighted average common shares
     outstanding - diluted (o)(p)...........      24,970                                                                      37,675
                                            =============                                                              =============

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)





                                                Sonic           Sonic       Manhattan                                    Combined
                                              Historical     Acquisitions  Automotive     Freeland     Pro Forma           Pro
                                                 (a)             (b)         Group       Automotive   Adjustments         Forma
                                            -------------    ----------     ----------   ----------   ----------      -------------
Revenues:
     Vehicle sales..........................$ 1,904,602       $ 152,670    $ 90,121       $ 91,311          $ -       $ 2,238,704
     Parts, service, and collision repair...    230,249          28,333      11,532         10,485            -           280,599
     Finance and insurance..................     52,095           5,691         748          4,495         (291) (c)       62,738
                                            ------------      ----------   ---------      ---------   ----------      ------------
          Total Revenues....................  2,186,946         186,694     102,401        106,291         (291)        2,582,041
Cost of Sales...............................  1,897,956         161,370      89,664         92,161            -   -     2,241,151
                                            ------------      ----------   ---------      ---------   ----------      ------------
Gross Profit................................    288,990          25,324      12,737         14,130         (291)          340,890
Selling, general & administrative expenses..    207,293          18,052      13,079         11,118         (142) (c)      242,831
                                                                                                         (8,529) (f)
                                                                                                          1,960  (g)

Depreciation and amortization...............      7,143             803          92            266         (297) (g)        9,944
                                                                                                          1,937  (i)
                                            ------------      ----------   ---------      ---------   ----------      ------------
Operating income (loss).....................     74,554           6,469        (434)         2,746        4,780            88,115
Interest expense, floorplan.................     15,118             828         349            872         (417) (j)       16,750
Interest expense, other.....................     12,177             229        (147)           592         (546) (g)       15,257
                                                                                                           (292) (k)
                                                                                                          3,244  (l)
Other income................................        362           2,838          71             59       (2,658) (g)          672
                                            ------------      ----------   ---------      ---------   ----------      ------------
Income (loss) before income taxes...........     47,621           8,250        (565)         1,341          133            56,780
Provision for income taxes..................     18,250           1,111      (1,091)             -           43  (m)       21,696
                                                                                                          3,383  (n)
                                            ------------      ----------   ---------      ---------   ----------      ------------
Net Income..................................   $ 29,371         $ 7,139       $ 526        $ 1,341     $ (3,293)         $ 35,084
                                            ============      ==========   =========      =========   ==========      ============
Basic net income per share..................     $ 0.98                                                                    $ 1.03
                                            ============                                                              ============
Weighted average common shares
     outstanding - basic (o)................     29,948                                                                    33,916
                                            ============                                                              ============
Diluted net income per share................     $ 0.88                                                                    $ 0.90
                                            ============                                                              ============
Weighted average common shares
     outstanding - diluted (o)(p)...........     33,489                                                                    38,836
                                            ============                                                              ============

(a) The historical consolidated statement of income data for Sonic for the year ended December 31, 1998 includes the results of operations of the following dealerships and dealership groups acquired during the year ended December 31, 1998 from their respective dates of acquisition:

     ACQUISITION                                                    DATE
     -----------                                                    ----
     Casa Ford of Houston, Inc.............................    May 1, 1998
     Capitol Chevrolet and Imports, Inc....................    April 1, 1998
     Century BMW...........................................    April 1, 1998
     Heritage Lincoln-Mercury..............................    April 1, 1998
     Hatfield Automotive Group.............................    July 1, 1998
     Higginbotham Automotive Group.........................    August 1, 1998
     Ron Craft Chevrolet-Cadillac-Oldsmobile...............    November 1, 1998
     Ron Craft Chrysler Plymouth Jeep......................    November 1, 1998
     Tampa Volvo...........................................    December 1, 1998

(b) Reflects the results of operations of the following acquisitions completed during 1998 and 1999 through their respective dates of acquisition:

     ACQUISITION                                                    DATE
     -----------                                                    ----
     Casa Ford of Houston, Inc.............................    May 1998
     Hatfield Automotive Group.............................    July 1998
     Higginbotham Automotive Group.........................    August 1998
     Williams Automotive Group.............................    January 1999
     Global Imports, Inc...................................    February 1999
     Economy Honda Cars, Inc...............................    February 1999
     Lloyd Automotive Group................................    May 1999
     Newsome Automotive Group..............................    May 1999
     Lute Riley Motors, Inc................................    July 1999

(c) Reflects the decrease in finance and insurance revenues and selling, general and administrative expenses included in the results of operations of Newsome Automotive Group resulting from transactions with affiliates of Newsome Automotive Group not acquired by Sonic.

(d) Reflects finance and insurance revenues generated by the Higginbotham Automotive Group for the year ended December 31, 1998, that was paid directly to the dealership owner and excluded from revenue in the historical financial statements of the acquired dealerships. No adjustment has been made to reflect such amounts for the other acquisitions included within these pro forma statements, as the amounts could not be reasonably ascertained.

(e) Reflects the conversion from the "last-in, first-out" method of inventory accounting to the specific identification method of inventory accounting for Sonic's acquisitions to conform to Sonic's method of accounting for vehicle inventories.

(f) Reflects the net decrease in selling, general and administrative expenses related to the net reduction in salaries and bonuses of owners and officers of the acquired dealerships who have become or will become employees, consistent with reduced salaries pursuant to employment agreements with Sonic, or whose positions have been or will be eliminated as part of the acquisitions which are included in these pro forma financial statements.

(g) Reflects the increase in rent expense related to lease agreements entered into with the sellers of certain acquired dealerships for the dealerships' real property that will not be acquired by Sonic, and the decreases in depreciation expense and interest expense related to mortgage indebtedness encumbering such property. Reduction of interest expense for the year ended December 31, 1998 is calculated based on average mortgage indebtedness of approximately $11.6 million at interest rates ranging from 7.00% to 9.11%. Reduction of interest expense for the nine months ended September 30, 1999 is calculated based on average mortgage indebtedness of approximately $9.8 million at interest rates ranging from 7.75% to 8.62%. Additional adjustment for the nine months ended September 30, 1999 reflects the elimination of approximately $2.7 million of other income at one of the acquired dealerships representing a gain on sale of real estate immediately prior to the consummation of the acquisition.

(h) Reflects the elimination of amortization expense related to goodwill that arose in previous acquisitions in certain of the acquired dealerships from the effective date of the acquisitions.

(i) Reflects the amortization over an assumed useful life of 40 years of goodwill resulting from Sonic's acquisitions which are included in these pro forma financial statements, which were assumed to occur on January 1, 1998. Certain of these acquisitions have purchase agreements which require Sonic to pay additional amounts in cash or preferred stock based on future operating results. Amount does not include amortization of the additional goodwill associated with the contingent purchase prices related to such acquisitions. The maximum amount of estimated additional amortization would not exceed $100,000.

(j) Reflects the net decrease in interest expense, floor plan resulting from the refinancing of the notes payable, floor plan of the dealerships being acquired under Sonic's floor plan facility with Ford Motor Credit Company (the "Floor Plan Facility") as if such refinancing had occurred at the beginning of the period presented. The average outstanding balance of notes payable, floor plan arrangements of the dealerships being acquired was $116.5 million for the year ended December 31, 1998 and $45.9 million for the nine months ended September 30, 1999. The average interest rate under the Floor Plan Facility for the year ended December 31, 1998 was approximately 7.06% compared to historical interest rates ranging from 7.55% to 9.50%. The average interest rate under the Floor Plan Facility for the nine months ended September 30, 1999 was approximately 6.57% compared to historical interest rates ranging from 6.99% to 8.87%.

(k) Reflects the decrease in interest expense related to debt, other than mortgage indebtedness, which has not or will not be assumed. Reduction of interest expense for the year ended December 31, 1998 is calculated based on average indebtedness of approximately $12.9 million at interest rates ranging from 5.43% to 10.20%. Reduction of interest expense for the nine months ended September 30, 1999 is calculated based on average indebtedness of approximately $6.5 million at interest rates ranging from 5.43% to 8.75%.

(l) Adjustment reflects the incremental increase in interest expense, other resulting from (1) the issuance of $125 million in senior subordinated notes in July 1998 (the "Notes Offering") used to finance acquisitions, (2) borrowings under Sonic's revolving credit facility with Ford Motor Credit Company (the "Revolving Facility") in the amount of $98.4 million used to finance acquisitions, and (3) the repayment of amounts previously borrowed under the Revolving Facility with proceeds received from the Notes Offering and with proceeds received from the issuance of 6,067,230 shares of Class A common stock on May 5, 1999. Amounts borrowed under the Revolving Facility which were repaid had an average balance of $27.8 million for the year ended December 31, 1998 and $28.2 million for the nine months ended September 30, 1999.

(m) Reflects the net increase in provision for income taxes resulting from pro forma adjustments, computed using statutory income tax rates ranging from 35.0% to 40.7%

(n) Certain of the acquired dealerships were not subject to federal and state income taxes because they were either S corporations, partnerships, or limited liability companies during the period indicated. Upon completion of these acquisitions, these dealerships became subject to federal and state income tax as C corporations. This adjustment reflects the resulting increase in the federal and state income tax provision as if these entities had been taxable at statutory income tax rates ranging from 35.0% to 40.7%

(o) All earnings per share information reflects Sonic's 2-for-1 common stock split effective January 25, 1999. Pro forma basic and diluted net income per share and the related weighted average shares outstanding for the year ended December 31, 1998 and the nine months ended September 30, 1999 have been adjusted to reflect the following transactions as if such transactions had occurred on January 1, 1998:

     1. The issuance of 970,588 shares of Class A common stock on September 18, 1999 in connection with the acquisition of Higginbotham Automotive Group;

     2. The issuance of 6,067,230 shares of Class A common stock on May 5, 1999 in connection with Sonic's equity offering;

     3. The issuance of 176,030 shares of Class A common stock on May 17, 1999 in connection with the acquisition of Newsome Automotive Group;

     4. The issuance of 1,398,902 shares of Class A common stock on August 3, 1999 in connection with the acquisition of Manhattan Automotive Group; and

     In addition to the items above, pro forma diluted net income per share and the related weighted average shares outstanding for the year ended December 31, 1998 and the nine months ended September 30, 1999 have been adjusted to include the dilutive effect of the issuance of 16,338 shares of preferred stock in connection with the 1998 acquisitions and 50,533 shares of preferred stock in connection with the 1999 acquisitions.

     The following is a reconciliation of the pro forma weighted average shares for the year ended December 31, 1998 and the nine months ended September 30, 1999:

                                                                               YEAR ENDED        NINE MONTHS ENDED
                                                                           DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                                                           ------------------   ------------------
Weighted Average Shares -- Basic (actual)..................................     22,852                  29,948
Issuance of Common Stock in connection with Sonic's equity offering........      6,067                   2,778
Issuance of Common Stock in connection with the following acquisitions:
      Higginbotham Automotive Group........................................        694                       -
      Newsome Automotive Group.............................................        176                      88
      Manhattan Automotive Group...........................................      1,399                   1,102
                                                                               --------                --------
Weighted Average Shares -- Basic (pro forma)...............................     31,188                  33,916
                                                                               ========                ========

Weighted Average Shares -- Diluted (actual)................................     24,970                  33,489
Issuance of Common Stock in connection with Sonic's equity offering........      6,067                   2,778
Issuance of Common Stock in connection with the following acquisitions:
      Higginbotham Automotive Group........................................        694                       -
      Newsome Automotive Group.............................................        176                      88
      Manhattan Automotive Group...........................................      1,399                   1,102
Class A Convertible Preferred Stock........................................      4,369                   1,379
                                                                               --------                --------
Weighted Average Shares -- Diluted (pro forma).............................     37,675                  38,836
                                                                               ========                ========

(p) For purposes of computing the dilutive effect of convertible preferred stock issued in connection with the acquisitions to include in the pro forma diluted weighted average shares outstanding, the actual number of Class A common shares issued upon conversion were used for convertible preferred stock that has already been converted. For all other convertible preferred stock issued in connection with the acquisitions, a Class A common stock price of $12.09 per share was assumed as the conversion price (the average of the daily closing prices for the Class A common stock on the NYSE for the 20 consecutive trading days ending September 30, 1999). Certain of the shares of convertible preferred stock are subject to conversion adjustments limiting increases and decreases in the number of shares of Class A common stock received upon conversion. A 10% increase or decrease in the price per share used in the conversion of these convertible preferred shares would not result in a material change (less than $0.01) in the diluted net income per share for either the twelve months ended December 31, 1998 or the nine months ended September 30, 1999.

    UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET - AS OF SEPTEMBER 30, 1999

                             (DOLLARS IN THOUSANDS)

                                                                      FREELAND                PRO FORMA
                                             SONIC HISTORICAL(e)     AUTOMOTIVE              ADJUSTMENTS              PRO FORMA
                                            -------------------- -------------------    -------------------      -------------------
Assets
Current Assets:
     Cash and cash equivalents..............          $ 69,865               $ 2,155                    $ -                 $ 69,865
                                                             -                     -                 (2,155) (b)
     Marketable Equity Securities...........                 -                     -                      -                        -
     Receivables............................            54,831                 1,012                 (1,012) (b)              54,831
     Inventories............................           362,645                12,829                 (2,669) (b)             374,788
                                                             -                     -                  1,983  (c)
     Deferred income taxes..................             1,762                     -                      -                    1,762
     Due from affiliates....................             4,932                     -                      -                    4,932
     Other current assets...................             5,894                   469                   (469) (b)               5,894
                                            ------------------   -------------------    -------------------      -------------------
          Total current assets..............           499,929                16,465                 (4,322)                 512,072
Property and equipment, net.................            42,315                 8,214                      -                   43,046
                                                             -                     -                 (7,483) (d)
Due from Affiliates.........................                 -                 2,697                 (2,697) (b)                   -
Goodwill, net...............................           360,421                     -                 23,250  (a)             383,671
                                                             -                     -                      -
Other assets................................             7,485                    60                    (60) (b)               7,485
                                            ------------------   -------------------    -------------------      -------------------
          Total assets......................         $ 910,150              $ 27,436                $ 8,688                $ 946,274
                                            ==================   ===================    ===================      ===================

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
     Notes payable - floor plan.............         $ 276,915              $ 11,492               $ (1,277) (b)           $ 287,130
     Notes payable - FMCC...................                 -                     -                      -                        -
     Notes payable - other..................                 -                   378                      -                        -
                                                             -                     -                   (378) (b)
     Trade accounts payable.................            22,215                 1,683                 (1,683) (b)              22,215
     Accrued interest.......................             4,469                   141                   (141) (b)               4,469
     Other accrued liabilities..............            39,900                 2,922                 (2,922) (b)              39,900
     Payable for Acquisitions...............               275                     -                      -                      275
     Current maturities of long-term debt...             1,176                   471                   (130) (b)               1,176
                                                             -                     -                   (341) (d)
                                            ------------------   -------------------    -------------------      -------------------
          Total current liabilities.........           344,950                17,087                 (6,872)                 355,165
Long-term debt..............................           214,235                 6,828                 25,909  (a)             240,144
                                                             -                     -                   (258) (b)
                                                             -                     -                 (6,570)
Notes Payable TCW...........................                 -                     -                      -                        -
Payable for acquisitions....................               275                     -                      -                      275
Payable to the Company's Chairman...........             5,500                     -                      -                    5,500
Payable to affiliates.......................               766                     -                      -                      766
Deferred income taxes.......................             6,653                     -                      -                    6,653
Income tax payable..........................             3,906                     -                      -                    3,906
Other liabilities...........................                 -                 1,464                 (1,464) (b)                   -
Deferred Revenue............................                 -                     -                      -                        -
Stockholders' equity
     Cumulative Redeemable Preferred Stock..                 -                     -                      -                        -
     Redeemable Preferred Stock.............                 -                     -                      -                        -
     Preferred Stock........................            27,254                     -                      -                   27,254
     Class A Common Stock...................               237                     -                      -                      237
     Class B Common Stock...................               123                     -                      -                      123
     Paid-in capital........................           242,137                    30                    (30) (a)             242,137
     Retained earnings......................            64,114                 2,027                 (2,629) (a)              64,114
                                                             -                     -                   (809) (b)
                                                             -                     -                  1,983  (c)
                                                             -                     -                   (572) (d)
                                            ------------------   -------------------    -------------------      -------------------
          Total stockholders' equity........           333,865                 2,057                 (2,057)                 333,865
                                            ------------------   -------------------    -------------------      -------------------
                                                             -                     -                      -                        -
                                            ------------------   -------------------    -------------------      -------------------
Total liabilities and stockholders' equity..         $ 910,150              $ 27,436                $ 8,688                $ 946,274
                                            ==================   ===================    ===================      ===================

(a) Reflects the preliminary allocation of the aggregate purchase price of the acquisition of Freeland Automotive based on the estimated fair value of the net assets acquired. Because the carrying amount of the net assets acquired, which primarily consist of accounts receivable, inventory, equipment, and floor plan indebtedness, approximates their fair value, management believes the application of purchase accounting will not result in a significant adjustment to the carrying amount of those net assets. The amount of goodwill and the corresponding amortization actually recorded may ultimately be different from amounts estimated here, depending on the actual fair value of tangible net assets acquired at closing. The estimated purchase price allocation consists of the following:


 Estimated total consideration (in thousands):

 Debt.....................................................    $ 25,909
 Less:  Estimated fair value of tangible net
     assets acquired......................................      (2,659)
                                                            -----------
 Excess of purchase price over fair value of
     net tangible assets acquired.........................    $ 23,250
                                                            ===========

(b) Reflects the elimination of certain assets and liabilities other than real property that will not be acquired.

(c) Reflects the conversion from the "last-in, first-out" method of inventory accounting to the specific identification method of inventory accounting at the Freeland Automotive acquisition.

(d) Reflects the elimination of the real property and the related mortgage indebtedness encumbering such property that will not be acquired.

(e) The balance sheet accounts of Manhattan Automotive Group as of September 30, 1999 are included in the historical accounts of Sonic as of that date since the acquisition of Manhattan Automotive Group was consummated in August 1999.